Exhibit h(vi)

                        SHAREHOLDER SERVICES AGREEMENT OF
                       THE PREMIER CLASS-FIXED INCOME AND
                               THE RETAIL CLASS OF
                                CIGNA FUNDS GROUP

     Agreement made as of April 1, 2004 between CIGNA Funds Group (the "Trust") a Massachusetts business trust engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act") on behalf of the series listed on Schedule A attached hereto and made a part of this agreement (the "Funds") and Prudential Retirement Brokerage Services, Inc. ("PRBS");

     WHEREAS, shares of the Funds are or may be issued in various classes, designated the institutional class, the premier class, the premier class - fixed income and the retail class;

     WHEREAS, the Trust on behalf of the Funds desires to appoint PRBS to provide certain services to holders of the premier class - fixed income and the retail class shares of the Funds under the terms and conditions described herein;

     NOW, THEREFORE, the Trust hereby adopts this Shareholder Services Agreement (the "Agreement"), on behalf of the premier class- fixed income and the retail class shares of the Funds and PRBS hereby agrees to provide or cause to be provided the shareholder services described herein, subject to the following terms and conditions:

     1. The Funds are authorized to pay to PRBS, as compensation for "service activities" and "distribution related activities" (as defined in Paragraph 3 hereof) rendered to holders of the premier class - fixed income and the retail class shares of the Funds by PRBS, its affiliates or independent service providers, a periodic fee computed at a rate of the applicable percentage of the daily net assets of these classes as set forth on Schedule A attached hereto, during each fiscal year. Such payment shall be calculated daily and paid quarterly. PRBS is authorized to pay its affiliates or independent third party service providers for performing service activities consistent with this Agreement.

     2. This Agreement shall not take effect with respect to a class of shares of a Fund until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Agreement or any agreements related to it (the "Agreement Trustees").

     3. PRBS shall provide to the Board of Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with its performance of "service activities," and "distribution related activities" as defined in this paragraph 3, and the purposes for which such expenditures were made. PRBS shall submit only information regarding amounts expended for "service activities" and "distribution related activities" to the Board of Trustees of the Trust in support of the amounts payable hereunder.

                                                                   Exhibit h(vi)

     For purposes of this agreement, "service activities" and "distribution related activities" may include receiving, aggregating, and processing shareholder or beneficial owner (collectively, "shareholder") orders (including opening accounts, arranging wire transfers, transmitting and receiving funds, and verifying customer signatures); communicating periodically with shareholders; acting as the sole shareholder of record and nominee for shareholders; answering questions and handling correspondence from shareholders about their accounts; transmitting proxy statements, annual reports and other communications from the Funds; and performing similar account administrative services. "Distribution related activities" shall include: payments made to and salaries and expenses of persons (including employees of PRBS) who are engaged in, or provide support services in connection with, the distribution of shares of the Funds, such as answering routine telephone inquiries and processing prospective investor requests for information; compensation paid to securities dealers, financial institutions and other organizations which render distribution and administrative services in connection with the distribution of the Funds' shares; costs related to the formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; costs of printing and distributing prospectuses and reports to prospective shareholders of the Funds; costs involved in preparing, printing and distributing sales literature for the Funds; costs involved in obtaining whatever information analyses and reports with respect to market and promotional activities on behalf of the retail class and premier class - fixed income of the Funds that PRBS deems advisable; and such other costs as may from time to time be agreed upon by the Funds.

     4. Amounts payable to PRBS hereunder will be paid by a Fund to PRBS until the Agreement is terminated or not renewed with respect to a Fund. If the Agreement is terminated or not renewed with respect to a Fund, any expenses incurred by PRBS, its affiliates or independent third party service providers, on behalf of a Fund in excess of the payments of the amounts specified in Paragraph 1 hereof which PRBS has received or accrued through the termination date are the sole responsibility and liability of PRBS and are not obligations of the Fund.

     5. This Agreement shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Agreement in Paragraph 2.

     6. This Agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Trustees or by a vote of a majority of the outstanding voting securities of the affected class of a Fund on not more than 30 days' written notice to PRBS, or upon 30 day's notice by PRBS to the Trust.

     7. The Trust shall preserve copies of this Agreement and any related agreements and all reports made pursuant to Paragraph 3 hereof, for a period of not less than six years from the date of this Agreement, any such agreement or any such report, as the case may be, the first two years of which shall be in an easily accessible place.

                                                                   Exhibit h(vi)

     8. The Agreement may be amended at any time provided that any amendment to increase materially the amount of the payment provided for in Paragraph 1, for any Fund, is invalid and unenforceable unless such amendment is approved in the manner provided for initial approval in Paragraph 2 hereof, and no material amendment to the Agreement shall be made unless approved in the manner provided for approval in Paragraph 2 hereof.

     9. Copies of the Master Trust Agreement establishing the Trust are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this document is executed on behalf of the Trust by an officer of the Trust and not individually and that any obligations of or arising out of this document are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually, but are binding only upon the assets and property of the Trust.

     IN WITNESS WHEREOF, the Trust, on behalf of the Funds, and PRBS have executed this Shareholder Services Agreement as of the date first above written.

                            CIGNA FUNDS GROUP

                            By:  /s/ Jeffrey S. Winer
                               --------------------------------------
                               Name: Jeffrey S. Winer
                               Title: Vice President and Secretary


                            PRUDENTIAL RETIREMENT BROKERAGE SERVICES, INC.


                            By:  /s/ John Y. Kim
                               --------------------------------------
                               Name: John Y. Kim
                               Title: President

                                                                   Exhibit h(vi)

                                                                   Exhibit h(vi)

                  SCHEDULE A TO SHAREHOLDER SERVICES AGREEMENT

                                                              CLASSES OF SHARES
                                                       -------------------------------
                                                       PREMIER - FIXED INCOME   RETAIL
                                                       ----------------------   ------
Balanced Fund (Sub-Advised by Wellington Management)            n/a              0.25
TimesSquare Core Plus Bond Fund                                0.15              0.25
International Blend\Bank of Ireland Fund                        n/a              0.25
Large Cap Growth\Morgan Stanley Fund                            n/a              0.25
Large Cap Value\John A. Levin & Co. Fund                        n/a              0.25
S&P 500 Index Fund                                              n/a              0.25
Money Market Fund                                               n/a              0.25
Small Cap Growth\TimesSquare Fund                               n/a              0.25
Small Cap Value\Perkins, Wolf, McDonnell Fund                   n/a              0.25